Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

between

CALAMP CORP.

and

RICHARD SCOTT

dated as of

December 16, 2023

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Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of the Effective Date (defined below) between CalAmp Corp. (on behalf of itself, its subsidiaries, and its other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders, and agents, referred to throughout this Agreement as the “Employer” or the “Company”), and Richard Scott (referred to throughout this Agreement as “Executive”), and was presented to Executive on the 16th day of November, 2023 (“Presentment Date”). Employer and Executive are sometimes referred to together in this Agreement as the “Parties,” and each individually as a “Party”).

I.
BACKGROUND AND PURPOSE (“Background”)

A.
Executive is employed by the Company as its Chief Legal Officer, pursuant to that certain employment agreement dated November 1, 2021 and entered into on November 2, 2021 (the “Employment Agreement”) (capitalized terms used in this Agreement, but not defined in this Agreement, have the meaning in the Employment Agreement);

B.
On November 14, 2023, the Company notified (the “Notification Date”) Executive that the Company would be terminating his employment, without Cause, under Section 6(d) of the Employment Agreement, effective December 29, 2023 (the “Termination Date”);

C.
The Parties have agreed to compromise and settle any and all claims or disputes that might be made by Executive arising out of his employment relationship with Employer and the termination of his employment;

D.
The consideration set forth in this paragraph I.D is referred to as the “Separation Consideration”:

1.
Under Section 6(d)(iv) of the Employment Agreement, in order to receive the Separation Consideration provided under Section 6(d) of the Employment Agreement, Executive must deliver to the Company within forty-five (45) days following the Presentment Date, a full and complete release, as set forth in this Agreement; and, if he fails to provide this Agreement, signed and unrevoked, within fifty-three (53) days (i.e., January 8, 2024), then the Separation Consideration will be automatically forfeited on the fifty-third (53rd) day following the Presentment Date.

2.
Subject to the foregoing, and the other terms and conditions herein, the Company shall provide the following Separation Consideration:

Cash Compensation:

Salary Continuation in an amount equal to twelve (12) months of Executive’s Base Salary at $325,000.00, less standard withholdings for tax and social security purposes, payable in equal installments coinciding with the regular payroll processing schedule of the Company.

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Exhibit 10.1

Bonus:

On the first payroll date following December 29, 2023, provided the signed release shall have been delivered and not been revoked, Executive will receive:

•
a pro rata portion of his target FY24 bonus based on 303 days worked in FY24, which prorated amount is $134,897.26.

Equity under the Amended and Restated 2004 Incentive Equity Plan:

Unvested equity awards granted under the Company stock incentive plan prior to 2021 shall continue to vest for a period of 12 months following the Termination Date. Unvested equity awards granted during or after 2021 shall be forfeited.

In addition, unvested PSU awards granted in 2022 shall receive accelerated vesting equivalent to 12 months assuming achievement of the applicable Performance Goals for such performance period. Unvested PSU awards granted in 2023 shall receive accelerated vesting of any PSU’s that would otherwise have vested within the 12-month period after the Termination Date calculated at target achievement, with such PSU’s vesting on the Termination Date. Recipient shall forfeit the remainder of the PSU’s that would otherwise have vested after such date, as outlined below. Per the Executive’s request the Company will make federal withholding for any vesting PSUs at the rate of 37%.

Benefits:
(1)
Continuation through December 31, 2023:
•
The Executive will receive ongoing benefits until December 31, 2023, inclusive of medical, dental, vision, and Armadacare for Executive and their spouse.
(2)
COBRA Premium Payments for 18 Months:
•
Starting from January 1, 2024, and continuing through June 30, 2025, the Company will pay 100% of eighteen (18) months of COBRA premiums for medical, dental, and vision and Armadacare coverage (for seven months for period of January through July, 2024) for the Executive and their spouse. Such payment of COBRA premiums shall not prejudice Executive’s right to participate in COBRA for the remainder of the eligible Cobra period provided in the Consolidated Omnibus Budget Reconciliation Act of 1986.

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Exhibit 10.1

E.
Executive freely and knowingly, and after due thought and deliberation, enters into this Agreement intending to waive, settle, and forever release any and all claims that he has, or might ever have, against Employer.

II.
AGREEMENT

In consideration of the Background above, which is an integral part of this Agreement, and for the Separation Consideration described above, which the Parties acknowledge as sufficient, and intending to be legally bound by this Agreement, the Executive and the Employer agree as follows:

1.
Effective Date. This Agreement will become effective on the eighth (8th) calendar day after the Executive signs and delivers this Agreement to the Employer (the “Effective Date”), provided that the Executive does not revoke this Agreement before that date in accordance with paragraph II.8 below; and, provided that the Executive signs this Agreement on or before December 31, 2023 (which is forty-five (45) calendar days following the Presentment Date).

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Exhibit 10.1

2.
Payment of Accrued Obligations and Separation Consideration.

2.1
The Employer undertakes that no later than the Termination Date, the Company will pay Executive (A) his final accrued salary, (B) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company’s standard expense reimbursement policies, and (C) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan ((A) through (C) collectively, the “Accrued Obligations”). Provided that payment of the Accrued Obligations shall have been made in accordance with the preceding sentence, Executive undertakes that no later than January 4, 2024 he will sign and deliver a termination letter acknowledging that the Accrued Obligations have been paid and he has received all amounts owed for his regular and usual salary, usual benefits, and other wages or compensation earned through the Termination Date. Executive acknowledges that the Company offers a Flexible Time Off Policy, and because employees request time off as needed under that Policy (based on supervisor prior approval), the Executive will have accrued no time off and thus shall not be entitled to receive any vacation payout on the Termination Date. Except as required under applicable law, all benefits will cease as of the Termination Date and Executive will not be entitled to receive any further wages, salary, bonuses, or other forms of paid time off, benefits, or any other form of compensation following the Termination Date, except as set forth in paragraph II.2.2 below.

2.2
Employer represents and warrants to Executive that its intention is not to file for insolvency protection during the duration of the Separation Consideration provided by this Agreement and understands that Executive is executing this Agreement based upon his reasonable and actual reliance upon that representation, which is material to Executive. In exchange for signing this Agreement and Executive’s compliance with the promises made and obligations that he has undertaken in this Agreement, Employer agrees to provide the Separation Consideration; provided, however, that Employer acknowledges and agrees that if this Agreement has been executed and not revoked but the Accrued Obligations shall not have been paid in accordance with paragraph II.2.1 above, then Executive’s failure to deliver a signed termination letter in accordance with paragraph II.2.1 above shall not affect Executive’s right to receive the Separation Consideration. The Separation Consideration shall be considered compensation, wages or salary (including severance) earned in the last 180 days of Executive’s employment with Company.

Executive understands and agrees that he would not be entitled to the Separation Consideration without him signing, and not revoking, this Agreement and fulfilling the promises he made in this Agreement.

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Exhibit 10.1

3.
General Release of Claims. Executive, for himself, his spouse, descendants, dependents, heirs, executors, administrators, conservators, successors, and assigns (collectively referred to as “Releasing Parties”) knowingly, voluntarily, and irrevocably releases and forever absolves and discharges, to the fullest extent permitted by law, Employer and any of its current, former, or future parents, affiliates, subsidiaries, divisions, or related entities, and any of their respective past, present, or future Executives, officers, directors, stockholders, shareholders, members, owners, attorneys, agents, insurers, representatives, trustees, or administrators, predecessors, successors, and assigns, (collectively referred to as “Released Parties”), of and from any and all claims, demands, liens, agreements, contracts, agreements, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, asserted or unasserted, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time before owned or held as against any Released Parties based on actions or events that occurred prior to the Effective Date of this Agreement (collectively the “Claims”) including, without any limitation:

3.1.
any and all Claims for violation of any federal, state, local, or municipal law, regulation, ordinance, constitution, or common law relating to employment, conditions of employment (including wage and hour laws), compensation and employment discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; The Executive Retirement Income Security Act of 1974; The Americans With Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967; the Older Worker Benefit Protection Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Labor Standards Act; The Family and Medical Leave Act; The California Family Rights Act, as amended; The California Fair Employment and Housing Act; The California Business and Professions Code, and the California Labor Code, including all amendments to each such law, regulation, ordinance, constitution, or common law;

3.2.
any and all Claims relating to or arising from Executive’s employment relationship with the Employer and the termination of that relationship;

3.3.
any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander;

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Exhibit 10.1

negligence; personal injury; physical injury; assault; battery; invasion of privacy; false imprisonment; and conversion; and

3.4.
any and all Claims for attorneys’ fees, costs and penalties.

4.
Protected Rights of Executive. Nothing in this Agreement (including the general release of Claims in paragraph II.3 above, the confidentiality obligations in paragraph II.11 below, and non-disparagement obligations in paragraph II.6 below) prohibits Executive from filing a charge with any governmental agency or participating in any governmental investigation, including filing charges with or participating in investigations by the National Labor Relations Board or the Equal Employment Opportunity Commission, and Executive retains the right to engage in concerted activity protected by Section 7 of the National Labor Relations Act (the “Protected Rights”). Despite Executive’s Protected Rights, Executive specifically waives his right, subject to applicable law, to recover any monetary damages or any individual relief in connection with any charge made by Executive. Also, Executive does not release Claims with respect to: (a) indemnification pursuant to applicable law, including California Labor Code section 2802 or pursuant to the Bylaws of the Company; (b) Claims for any benefits that are vested as of the Executive’s termination date under the Employer’s health and welfare plans or 401(k) plan; (c) underlying workers’ compensation benefits, or (d) Claims arising out of this Agreement.
5.
Promise Not To Sue. Executive, for himself and the other Releasing Parties, promises not to sue or initiate against Employer or any Released Party any mediation, arbitration, or judicial proceeding, or to participate in same, individually or as a member of a class, in which Executive, any other Releasing Party, or any representative of Executive or any other Releasing Party asserts against Employer or any other Released Party any Claim based on alleged breach of contract, tort, or violation of any law or regulation, whether federal, state, or local, pertaining in any manner to Executive’s employment by Employer or the termination of the employment relationship other than in respect of Claims that are expressly not released under paragraph II.4.

6.
Non-Disparagement. As of the Termination Date, the Executive will not represent himself as being an Executive, officer, or representative of the Employer for any purpose whatsoever. Subject to Executive’s Protected Rights, Executive, on behalf of himself and the other Releasing Parties, agrees and promises and covenants that he will not at any time, directly or indirectly, make, ratify, infer, or criticize by means of any disparaging, uncomplimentary, critical, or negative remarks, comments, or statements, public or private, oral or written, concerning the Employer or its businesses, products, services, or any of its Executives, officers, or directors, or existing and prospective customers, suppliers, or any other associated third parties.

The Company also agrees that it will not at any time, directly or indirectly, make, ratify, infer, or criticize by means of any disparaging, uncomplimentary, critical, or negative remarks, comments, or statements, public or private, oral or written, concerning Executive. The Company agrees that the Executive is rehirable, and that the Company will not now or in the future categorize or report Executive as “not rehirable”.

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Exhibit 10.1

7.
Waiver of California Civil Code Section 1542. To give the full and complete general release as described in paragraph II.3 above, Executive expressly waives and relinquishes all rights and benefits of Section 1542 of the Civil Code of the State of California, or any other similar, comparable, or equivalent law in any state or jurisdiction, and Executive does so understanding and acknowledging the significance and consequence of specifically waiving Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release and that, if known to him would have materially affected his settlement with the debtor or released party.”

So, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims Executive does not know or suspect to exist in his favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claim. Executive represents and warrants that Executive has read this Agreement, including this waiver of California Civil Code Section 1542, and that he has consulted with an attorney about this Agreement, and specifically about the waiver of Section 1542, or has freely chosen to not consult with an attorney, and that Executive understands this Agreement and the Section 1542 waiver, and so Executive freely and knowingly enters into this Agreement. Executive acknowledges that he may later discover facts different from or in addition to those Executive now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Executive agrees that the releases and agreements contained in this Agreement will remain effective in all respects notwithstanding any later discovery of any different or additional facts. Executive assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Executive.

8.
ADEA Waiver. In exchange for material portions of the additional pay and benefits provided by the Separation Consideration under this Agreement and, in accordance with the Older Workers Benefit Protection Act, Executive expressly acknowledges and agrees that, by entering into this Agreement, he is knowingly and voluntarily waiving any and all rights and releasing all Claims and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), that he may have otherwise had against the Employer or any Released Party up to the Effective Date of this Agreement. Executive also expressly acknowledges and agrees that:
8.1
in return for this Agreement, Executive will receive consideration, that is, something of value, beyond that to which he was already entitled, before entering into this Agreement;
8.2
Executive is advised to consult with an attorney before signing this Agreement;

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Exhibit 10.1

8.3
Executive is informed that he has forty-five (45) calendar days from the Presentment Date, to consider whether to sign and accept the terms of this Agreement and that, if he signs this Agreement prior to the forty-five (45)-day period, he will have done so voluntarily and with full knowledge that he is waiving his right to have forty-five (45) days to consider this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement will not restart or affect in any manner the original forty-five (45) calendar day consideration period.
8.4
Nothing in this Agreement prevents Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
8.5
Executive is informed that he has seven (7) days following the date that he signs this Agreement during which he may revoke it. This Agreement will become null and void if Executive elects revocation during that time. In the event that Executive fails to so notify the Employer, he will be deemed to have waived his right of revocation. If Executive exercises his right of revocation, neither the Employer nor Executive will have any obligations under this Agreement. Any revocation within this period must be submitted, in writing, to CalAmp and state, “I hereby revoke my acceptance of the Separation Agreement and General Release.” This revocation must be personally delivered to Susan Helling, or mailed to CalAmp, ATTN: Susan Helling, Senior Director of Human Resources, 15635 Alton Parkway, Suite 250, Irvine, California 92618, and postmarked within seven (7) calendar days of execution of this Agreement or emailed to Susan Helling at shelling@calamp.com within seven (7) calendar days of execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation period will not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
9.
Health and Welfare Benefits. Except as set forth in paragraph I.D above, Executive understands and agrees that his right to benefits under the Employer’s health and welfare benefit program, if any, will be limited to those set forth in the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or the Health Insurance Marketplace under the Affordable Care Act.

10.
Return of Company Property. Executive undertakes that within seven (7) days after the Termination Date, he will return to Employer all Employer information and property including and without limitation the following: reports, data, plans, projects, files, charts, and records, memoranda, records software; credit cards, cardkey passes; door and file keys; safe combinations; computer access codes; disks and instructional or

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Exhibit 10.1

personnel manuals; and other physical or personal property which Executive received or prepared or helped to prepare in connection with his employment with Employer, except that Employer agrees that Executive may retain his Company issued laptop, subject to the removal therefrom of the Company’s Confidential Information (as defined below). Executive represents and agrees that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts. All other Company issued electronic devises, if any, shall be returned to Company by Executive.

11.
Confidentiality. Executive acknowledges that by virtue of his executive position with the Company, he has been given access to confidential information, intellectual property, trade secrets, customers, respecting the Company’s affairs (“Confidential Information”). In particular, he has received, or otherwise been privy to highly sensitive Confidential Information, including but not limited to, the Company’s strategic, business, and marketing plans and strategies. Executive further acknowledges that he has complied with, and will continue to comply with, his continuing obligations under that certain Confidentiality, Inventions, and Non-Solicitation Agreement (the “Confidentiality Agreement”), prescribing his obligations to not solicit Company employees and customer, among other obligations, that survives the termination of his employment, and is hereby incorporated into this Agreement as if set forth verbatim, and is attached hereto as Attachment A.

12.
Section 409A.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
13.
Remedies for Breach of Agreement. Executive acknowledges that the Employer and the other Released Parties would suffer irreparable harm as a result of any disparagement (described in paragraph II.6), unauthorized disclosure, or use of Employer Confidential Information (described in paragraph II.11 and the Confidentiality Agreement), and that monetary damages would be insufficient to compensate the Employer for such harm. Therefore, if Executive is in breach, or threatens a breach, of his obligations or any provision of this Agreement, the Employer and any other affected Released Party is entitled to seek an injunction or temporary restraining order, without notice to Executive, restraining any unauthorized disclosure or use of the Employer’s

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Exhibit 10.1

Confidential Information in addition to any other available remedy, including damages. Further, Executive acknowledges that any breach of the foregoing would cause damage to the Employer that would be difficult if not impossible to establish and, thus, Executive agrees that he will pay to the Employer as liquidated damages, and not as a penalty, an amount equal to the Separation Consideration paid to Executive, and he expressly waives the right to any further Separation Consideration obligations expressly stated in this Agreement. In the event that Executive sues or otherwise institutes, initiates, or participates in any legal proceedings against the Employer or any Released Party for any claim or matter released hereby in violation of this Agreement, (a) the Employer will be relieved of its obligation to pay any Separation Consideration provided for in this Agreement, (b) the Employer will be entitled to recover from Executive all Separation Consideration previously paid to Executive, in addition to all other lawful remedies, and (c) all other provisions of this Agreement will remain in full force and effect.
14.
Governing Law and Interpretation and Severability. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision immediately will become null and void, leaving the remainder of this Agreement in full force and effect.

15.
No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the Separation Consideration for it will be deemed or construed at any time for any purpose as an admission by Employer of any liability or wrongful conduct of any kind.

16.
Amendment. This Agreement may not be modified, altered or changed except with the express written consent of both Parties.

17.
Miscellaneous.

17.1
This Agreement will be binding upon each Party and upon each Party’s heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the other Party and each of them, and to each Party’s heirs, administrators, representatives, executors, successors and assigns.

17.2
For purposes of this Agreement, (a) the words “include,” “includes,” and “including,” are deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby, “hereto,” and “hereunder,” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, paragraphs, schedules, and exhibits mean the sections or paragraphs of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document; and (z) to a statute means such statute, any successor legislation thereto, and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if

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Exhibit 10.1

they were set forth verbatim herein. All references to “$” or “dollars,” mean the lawful currency of the United States of America. Whenever the masculine is used in this Agreement, the same shall include the feminine and whenever the feminine is used herein, the same shall include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

17.3
This Agreement may be executed in counterparts, each to constitute an original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf,” “tif,” or DocuSign) format will be effective as delivery of a manually executed counterpart of this Agreement.

18.
Entire Agreement. This Agreement, the Employment Agreement, the Confidentiality Agreement, Restricted Stock Unit Agreements, Performance Stock Unit Agreements, the CalAmp Deferred Compensation Plan, the Mandatory Binding Arbitration Agreement, and any other employment documents that Executive signed with the Company, sets forth the entire agreement between the Parties hereto, and fully supersedes any prior obligation of the Employer to the Executive including without limitation, the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. In the event of a conflict, this Agreement will control.

IN WITNESS OF THIS AGREEMENT, the Parties knowingly and voluntarily sign this Agreement on the date below.

EMPLOYER:	EXECUTIVE:

By: /s/ Jason Cohenour__________________	/s/ Richard Scott_______________________
Jason Cohenour	Richard Scott
Its: Interim President and CEO
Dated: December 16, 2023______________	Dated: December 16, 2023______________

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